UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 11, 2019

Date of Report (Date of earliest event reported)

iFresh Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38013	82-066764
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2-39 54th Avenue Long Island City, NY	11101
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (718) 628-6200

N/A ___________________________

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	IFMK	Nasdaq Capital Market

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2019, iFresh Inc. (the “Company”) entered into the following agreements:

•	An agreement (the “Acquisition Agreement”) between the Company and Long Deng, the Chief Executive Officer and Chairman of the Company, pursuant to which Mr. Deng will sell his 70% interest in Dragon Seeds LLC to the Company in exchange for 28,368,421 shares of the Company’s common stock. The closing of the acquisition is contingent on receiving stockholder approval for the transaction and the Company’s receipt of a valuation opinion demonstrating that the fair market value of the Interest is equal to or greater than the aggregate fair market value of the consideration to be paid by the Company. Dragon Seeds LLC makes certain customary representations and warranties to the Company in connection with the Acquisition Agreement.

•	An agreement (the “Purchase Agreement”) with Jian Chen pursuant to which Jian Chen agreed to purchase 6,578,948 shares of the Company’s common stock in exchange for $2,500,000. The closing of the transactions contemplated by the Purchase Agreement are contingent on the closing of the acquisition of Dragon Seeds LLC by the Company.

•	An agreement (the “Conversion Agreement”) between Mr. Deng and the Company, pursuant to which the Mr. Deng agreed to convert $3,500,000 of debt owed to him by the Company into 1,000 preferred shares of the Company’s common stock. Upon receiving stockholder approval for the conversion, the 1,000 shares of preferred stock will automatically convert into 9,210,526 shares of the Company’s common stock.

All of the issuances and conversions of the Company’s common stock in the foregoing agreements were at a price per share of $0.38, the closing price of the Company’s common stock on December 10, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2019

iFRESH, INC.

By:	/s/ Long Deng
Name:	Long Deng
Title:	Chief Executive Officer